Exhibit 21
Subsidiaries of the Registrant

Name of Subsidiary                           Jurisdiction of Incorporation
------------------                           -----------------------------
Rich Coast Resources, Inc (d/b/a Waste       Michigan
Reduction Systems, Inc.)
Rich Coast Oil, Inc.                         Michigan
Rich Coast Pipeline, Inc.                    Michigan